Issuer Free Writing Prospectus Filed pursuant to Rule 433
Supplementing the
Prospectus dated January 29, 2007
High Yield Capital Markets	Registration Nos. 333-140274 and 333-140275

Issuer:	Compagnie Générale de Géophysique-Veritas

Security Description:	Senior Unsecured Notes
Face:	$200,000,000
Gross Proceeds:	$200,000,000
Net Proceeds to Issuer ( before expenses):	$196,500,000

Coupon:	7.500%
Maturity:	5/15/2015

Offering Price:	$100.000	(settles plus accrued interest from 11/15/2006 interest payment date)

Yield to Maturity:	7.500%
Spread to Treasury:	266
Benchmark:	4.125% UST due 05/2015
Yield to Worst:	7.497%
Spread to Treasury:	269	(based on a YTW Call Date of 05/15/2013)
Benchmark:	3.625% UST due 05/2013

Ratings:	Ba3 / B+

Interest Payment Dates:	November 15th and May 15th
Commencing:	5/15/2007

Make-Whole Provision	UST + 50bps prior to May 15, 2010

Optional Redemption:	Callable, on or after the following dates, and at the following prices:

	Date	Price
	5/15/2010	103.750%
	5/15/2011	102.500%
	5/15/2012	101.250%
	5/15/2013	100.000%
	and thereafter	100.000%

Equity Clawback:	Redeem until	5/15/2008	at 107.500%
	for up to	35.0%

Trade Date:	2/2/2007
Settlement Date:	2/9/2007	(T+5)

Cusip Number:	204386AF3 (existing)
ISIN:	US204386AF39

Min. Allocation:	$1,000
Increments:	$1,000

Gross Spread:	1.75%

Book-Runner:	Credit Suisse Securities (Europe) Limited		65.00%

Joint Lead Managers:	BNP Paribas Securities Corp		11.85%
	Natexis Bleichroeder Inc.		11.85%

Co-Managers:	SG Americas Securities, LLC		8.80%
	Calyon Securities (USA), Inc.		2.50%

Other:	New issue tranche size decreased to $200,000,000 from the $300,000,000 that was originally stated in the Preliminary Prospectus.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.
Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

Issuer Free Writing Prospectus
Filed pursuant to Rule 433
Supplementing the
Prospectus dated January 29, 2007
Registration Nos. 333-140274 and 333-140275

High Yield Capital Markets

Issuer:	Compagnie Générale de Géophysique-Veritas

Security Description:	Senior Unsecured Notes
Face:	$400,000,000
Gross Proceeds:	$400,000,000
Net Proceeds to Issuer (before expenses):	$393,000,000

Coupon:	7.750%
Maturity:	5/15/2017

Offering Price:	$100.000
Yield to Maturity:	7.750%
Spread to Treasury:	286
Benchmark:	8.75% UST due 05/2017

Ratings:	Ba3/ B+

Interest Payment Dates:	November 15th and May 15th
Commencing:	5/15/2007

Make-Whole Provision	UST + 50bps prior to May 15, 2012

Optional Redemption:	Callable, on or after the following dates, and at the following prices:

	Date	Price
	5/15/2012	103.875%
	5/15/2013	102.583%
	5/15/2014	101.292%
	5/15/2015	100.000%
	and thereafter	100.000%

Equity Clawback:	Redeem until	5/15/2010	at 107.750%
	for up to	35.0%

Trade Date:	2/2/2007
Settlement Date:	2/9/2007	(T+5)

Cusip Number:	204386AK2
ISIN:	US204386AK24

Min. Allocation:	$1,000
Increments:	$1,000

Gross Spread:	1.75%

Book-Runner:	Credit Suisse Securities (Europe) Limited			65.00%

Joint Lead Managers:	BNP Paribas Securities Corp			11.85%
	Natexis Bleichroeder Inc.			11.85%

Co-Managers:	SG Americas Securities, LLC			8.80%
	Calyon Securities (USA), Inc.			2.50%

Other:	New issue tranche size increased to $400,000,000 from the $300,000,000 that was originally stated in the Preliminary Prospectus.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.
Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.